Exhibit 99.1

Regional Management Corp. Announces Fourth Quarter 2023 Results

- Net loss of $7.6 million and diluted loss per share of $0.80, inclusive of a $12.6 million, or $1.34 per share, impact due to three discrete fourth quarter actions -

- 30+ day contractual delinquency rate of 6.9% as of December 31, 2023 -

- Fourth quarter ending net receivables of $1.8 billion -

Greenville, South Carolina – February 7, 2024 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the fourth quarter ended December 31, 2023.

“We took a series of actions in the fourth quarter to put the business back on a more normalized earnings trajectory for 2024, including strong first quarter profits,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “While the fourth quarter actions resulted in a net loss of $7.6 million, our results came in better than our outlook when excluding the impact of these actions. Our quarterly revenue once again reached record levels from a combination of high-quality loan growth and strong total revenue yields that have been supported by our repricing actions and growth in our higher-margin, small loan portfolio. We also continue to tightly control our G&A expenses and cost of funds, with the latter benefiting from our portfolio of fixed-rate debt.”

“Our after-tax earnings were reduced by $12.6 million, or $1.34 per share, due to three discrete actions in the quarter,” added Mr. Beck. “These actions included restructuring charges from branch consolidations and a roughly 10% corporate headcount reduction, a special loan sale that accelerated net credit losses and interest accrual reversals from first quarter 2024 to fourth quarter 2023, and a reserve build for the incremental stress in our back-book portfolio, which we expect to release against realized losses in 2024. While these actions were difficult, they were necessary to position the business for stronger results.”

“As we kick off 2024, I am optimistic about our future for several reasons,” continued Mr. Beck. “First, the economic outlook is improving, inflation continues to fall, real wages are growing for our customers, unemployment is below 4%, and there is an increasing likelihood of lower funding costs in the near future. Second, we have put the higher losses in our back-book portfolio behind us, and our front book continues to perform in line with our expectations. Third, we have positioned the business to lean into receivable growth as the economic environment normalizes. Having completed the fourth quarter actions, we are positioned for improved earnings in 2024 and a strong 2025 and beyond.”

Fourth Quarter 2023 Highlights

•
Net loss for the fourth quarter of 2023 was $7.6 million and diluted loss per share was $0.80. The company took the following actions in the fourth quarter (collectively, “fourth quarter actions”), producing net loss of $12.6 million, or $1.34 per share.

- Consolidated branches and reduced corporate headcount by approximately 10%, resulting in a $2.0 million restructuring charge.

- Sold certain non-performing loans prior to normal charge-off at 180 days past due, which accelerated $13.9 million of net credit losses and $1.9 million of accrued interest reversals from first quarter 2024 to fourth quarter 2023, partially offset by a $10.8 million release from the allowance for credit losses associated with the sold loans.

- Built $9.3 million of allowance for credit losses for additional stress on non-performing loans associated with the back-book portfolio.

•
Net finance receivables as of December 31, 2023 were $1.8 billion, an increase of $72.0 million, or 4.2%, from the prior-year period. Fourth quarter portfolio growth was impacted by the non-performing loan sale described above, which accelerated a total of $15.9 million of net credit losses and interest accrual reversals from the first quarter to the fourth quarter.

- Large loan net finance receivables of $1.3 billion increased $66.0 million, or 5.5%, from the prior-year period and represented 71.9% of the total loan portfolio, compared to 71.1% in the prior-year period.

- Small loan net finance receivables were $493.5 million, an increase of 2.5% from the prior-year period.

- Total loan originations were $407.8 million in the fourth quarter of 2023, a decrease of $62.5 million, or 13.3%, from the prior-year period, due to controlled growth from credit-tightening actions.

•
Total revenue for the fourth quarter of 2023 was a record $141.7 million, an increase of $9.6 million, or 7.3%, from the prior-year period, primarily due to an increase in interest and fee income of $8.8 million related to higher average net finance receivables and 30 basis points of higher interest and fee yield compared to the prior-year period. The fourth quarter actions reduced total revenue by $1.9 million due to interest accrual reversals associated with loans sold in the non-performing loan sale described above. The fourth quarter of 2022 included a $2.2 million reduction to total revenue from the sale of non-performing loans.

•
Provision for credit losses for the fourth quarter of 2023 was $68.9 million, an increase of $8.1 million, or 13.3%, from the prior-year period.

- Annualized net credit losses as a percentage of average net finance receivables for the fourth quarter of 2023 were 15.1%, compared to 15.0% in the prior-year period, inclusive of a 3.2% impact from the loan sale described above. The fourth quarter of 2022 also included a 3.2% impact from the sale of non-performing loans.

- The provision for credit losses for the fourth quarter of 2023 included a reserve increase of $2.5 million primarily due to portfolio growth during the quarter and changes in estimated future macroeconomic impacts on credit losses.

- Allowance for credit losses was $187.4 million as of December 31, 2023, or 10.6% of net finance receivables.

•
As of December 31, 2023, 30+ day contractual delinquencies totaled $122.9 million, or 6.9% of net finance receivables, an improvement of 20 basis points compared to December 31, 2022.

•
General and administrative expenses for the fourth quarter of 2023 were $64.8 million, an increase of $9.7 million from the prior-year period. Fourth quarter 2023 general and administrative expenses include a $2.0 million charge associated with the restructuring described above, while fourth quarter 2022 general and administrative expenses include a reduction to incentive compensation of $3.1 million and an insurance settlement of $0.8 million.

•
The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the fourth quarter of 2023 was 14.8%, inclusive of a 50-basis point impact from the fourth-quarter restructuring described above.

First Quarter 2024 Dividend

The company’s Board of Directors has declared a dividend of $0.30 per common share for the first quarter of 2024. The dividend will be paid on March 14, 2024 to shareholders of record as of the close of business on February 22, 2024. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of December 31, 2023, the company had net finance receivables of $1.8 billion and debt of $1.4 billion. The debt consisted of:

•
$195.5 million on the company’s $420 million senior revolving credit facility,
•
$50.1 million on the company’s aggregate $375 million revolving warehouse credit facilities, and
•
$1.2 billion through the company’s asset-backed securitizations.

As of December 31, 2023, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $552 million, or 69.4%, and the company had available liquidity of $112.6 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities. As of December 31, 2023, the company’s fixed-rate debt as a percentage of total debt was 82%, with a weighted-average coupon of 3.6% and a weighted-average revolving duration of 1.2 years.

The company had a funded debt-to-equity ratio of 4.3 to 1.0 and a stockholders’ equity ratio of 18.0%, each as of December 31, 2023. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 4.6 to 1.0, as of December 31, 2023. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 19 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of evolving underwriting models and processes, including as to the effectiveness of Regional Management's custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses;

any future public health crises (including the resurgence of COVID-19), including the impact of such crisis on our operations and financial condition; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates; the impact of changes in tax laws and guidance, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	4Q 23	4Q 22	$	%	FY 23	FY 22	$	%
Revenue
Interest and fee income	$126,190	$117,432	$8,758	7.5%	$489,698	$450,854	$38,844	8.6%
Insurance income, net	10,985	10,751	234	2.2%	44,529	43,502	1,027	2.4%
Other income	4,484	3,833	651	17.0%	17,172	12,831	4,341	33.8%
Total revenue	141,659	132,016	9,643	7.3%	551,399	507,187	44,212	8.7%

Expenses
Provision for credit losses	68,885	60,786	(8,099)	(13.3)%	220,034	185,115	(34,919)	(18.9)%

Personnel	42,024	34,669	(7,355)	(21.2)%	156,872	141,243	(15,629)	(11.1)%
Occupancy	6,268	5,997	(271)	(4.5)%	25,029	23,809	(1,220)	(5.1)%
Marketing	4,474	4,239	(235)	(5.5)%	15,774	15,378	(396)	(2.6)%
Other	12,030	10,238	(1,792)	(17.5)%	45,444	42,098	(3,346)	(7.9)%
Total general and administrative	64,796	55,143	(9,653)	(17.5)%	243,119	222,528	(20,591)	(9.3)%

Interest expense	17,510	14,855	(2,655)	(17.9)%	67,463	34,223	(33,240)	(97.1)%
Income (loss) before income taxes	(9,532)	1,232	(10,764)	NM	20,783	65,321	(44,538)	(68.2)%
Income taxes	(1,958)	(1,159)	799	68.9%	4,825	14,097	9,272	65.8%
Net income (loss)	$(7,574)	$2,391	$(9,965)	NM	$15,958	$51,224	$(35,266)	(68.8)%
Net income (loss) per common share:
Basic	$(0.80)	$0.26	$(1.06)	NM	$1.70	$5.51	$(3.81)	(69.1)%
Diluted	$(0.80)	$0.25	$(1.05)	NM	$1.66	$5.30	$(3.64)	(68.7)%
Weighted-average common shares outstanding:
Basic	9,437	9,199	(238)	(2.6)%	9,398	9,296	(102)	(1.1)%
Diluted	9,437	9,411	(26)	(0.3)%	9,593	9,656	63	0.7%
Return on average assets (annualized)	(1.7)%	0.6%			0.9%	3.3%
Return on average equity (annualized)	(9.3)%	3.1%			5.0%	17.0%

NM - Not Meaningful

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	4Q 23	4Q 22	$	%
Assets
Cash	$4,509	$3,873	$636	16.4%
Net finance receivables	1,771,410	1,699,393	72,017	4.2%
Unearned insurance premiums	(47,892)	(51,008)	3,116	6.1%
Allowance for credit losses	(187,400)	(178,800)	(8,600)	(4.8)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,536,118	1,469,585	66,533	4.5%
Restricted cash	124,164	127,926	(3,762)	(2.9)%
Lease assets	34,303	34,521	(218)	(0.6)%
Restricted available-for-sale investments	22,740	20,416	2,324	11.4%
Intangible assets	15,846	12,122	3,724	30.7%
Property and equipment	13,787	14,526	(739)	(5.1)%
Deferred tax assets, net	13,641	13,810	(169)	(1.2)%
Other assets	29,419	28,208	1,211	4.3%
Total assets	$1,794,527	$1,724,987	$69,540	4.0%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,399,814	$1,355,359	$44,455	3.3%
Unamortized debt issuance costs	(4,578)	(9,512)	4,934	51.9%
Net debt	1,395,236	1,345,847	49,389	3.7%
Accounts payable and accrued expenses	40,442	33,795	6,647	19.7%
Lease liabilities	36,576	36,712	(136)	(0.4)%
Total liabilities	1,472,254	1,416,354	55,900	3.9%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,566 shares issued and 9,759 shares outstanding at December 31, 2023 and 14,330 shares issued and 9,523 shares outstanding at December 31, 2022)	1,457	1,433	24	1.7%
Additional paid-in capital	121,752	112,384	9,368	8.3%
Retained earnings	349,579	345,545	4,034	1.2%
Accumulated other comprehensive loss	(372)	(586)	214	36.5%
Treasury stock (4,807 shares at December 31, 2023 and 2022)	(150,143)	(150,143)	—	—
Total stockholders’ equity	322,273	308,633	13,640	4.4%
Total liabilities and stockholders’ equity	$1,794,527	$1,724,987	$69,540	4.0%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables
	4Q 23	3Q 23	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 22	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$493,473	$474,181	$19,292	4.1%	$481,605	$11,868	2.5%
Large loans	1,274,137	1,271,891	2,246	0.2%	1,208,185	65,952	5.5%
Retail loans	3,800	4,937	(1,137)	(23.0)%	9,603	(5,803)	(60.4)%
Total net finance receivables	$1,771,410	$1,751,009	$20,401	1.2%	$1,699,393	$72,017	4.2%
Number of branches at period end	346	347	(1)	(0.3)%	345	1	0.3%
Net finance receivables per branch	$5,120	$5,046	$74	1.5%	$4,926	$194	3.9%

	Averages and Yields
	4Q 23		3Q 23		4Q 22
	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)
Small loans	$477,615	36.3%	$459,320	36.6%	$479,777	33.5%
Large loans	1,273,268	26.0%	1,257,168	26.3%	1,155,629	26.6%
Retail loans	4,356	16.3%	5,647	16.9%	10,563	16.3%
Total interest and fee yield	$1,755,239	28.8%	$1,722,135	29.0%	$1,645,969	28.5%
Total revenue yield	$1,755,239	32.3%	$1,722,135	32.7%	$1,645,969	32.1%

(1) Annualized interest and fee income as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	4Q 23 Compared to 4Q 22
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$(181)	$3,342	$(15)	$3,146
Large loans	7,815	(1,769)	(180)	5,866
Retail loans	(253)	(2)	1	(254)
Product mix	415	(669)	254	—
Total increase in interest and fee income	$7,796	$902	$60	$8,758

	Loans Originated (1)
	4Q 23	3Q 23	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 22	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$174,394	$173,074	$1,320	0.8%	$171,511	$2,883	1.7%
Large loans	233,415	251,999	(18,584)	(7.4)%	297,447	(64,032)	(21.5)%
Retail loans	—	—	—	—	1,390	(1,390)	(100.0)%
Total loans originated	$407,809	$425,073	$(17,264)	(4.1)%	$470,348	$(62,539)	(13.3)%

(1) Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	4Q 23	3Q 23	4Q 22
Net credit losses	$66,385	$47,430	$61,786
Percentage of average net finance receivables (annualized)	15.1%	11.0%	15.0%
Provision for credit losses	$68,885	$50,930	$60,786
Percentage of average net finance receivables (annualized)	15.7%	11.8%	14.8%
Percentage of total revenue	48.6%	36.2%	46.0%
General and administrative expenses	$64,796	$62,104	$55,143
Percentage of average net finance receivables (annualized)	14.8%	14.4%	13.4%
Percentage of total revenue	45.7%	44.1%	41.8%
Same store results (1):
Net finance receivables at period-end	$1,718,367	$1,684,757	$1,625,008
Net finance receivable growth rate	1.5%	4.9%	14.8%
Number of branches in calculation	333	330	320

(1) Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency
	4Q 23		3Q 23		4Q 22
Allowance for credit losses	$187,400	10.6%	$184,900	10.6%	$178,800	10.5%
Current	1,493,341	84.3%	1,472,931	84.2%	1,431,502	84.2%
1 to 29 days past due	155,196	8.8%	149,648	8.5%	148,048	8.7%
Delinquent accounts:
30 to 59 days	34,756	1.9%	36,502	2.1%	36,208	2.2%
60 to 89 days	31,212	1.8%	28,130	1.6%	31,352	1.8%
90 to 119 days	27,107	1.5%	23,420	1.3%	24,293	1.4%
120 to 149 days	15,317	0.9%	21,309	1.2%	16,257	1.0%
150 to 179 days	14,481	0.8%	19,069	1.1%	11,733	0.7%
Total contractual delinquency	$122,873	6.9%	$128,430	7.3%	$119,843	7.1%
Total net finance receivables	$1,771,410	100.0%	$1,751,009	100.0%	$1,699,393	100.0%
1 day and over past due	$278,069	15.7%	$278,078	15.8%	$267,891	15.8%

	Contractual Delinquency by Product
	4Q 23		3Q 23		4Q 22
Small loans	$42,151	8.5%	$45,438	9.6%	$43,703	9.1%
Large loans	80,136	6.3%	82,256	6.5%	75,349	6.2%
Retail loans	586	15.4%	736	14.9%	791	8.2%
Total contractual delinquency	$122,873	6.9%	$128,430	7.3%	$119,843	7.1%

	Income Statement Quarterly Trend
	4Q 22	1Q 23	2Q 23	3Q 23	4Q 23	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$117,432	$120,407	$118,083	$125,018	$126,190	$1,172	$8,758
Insurance income, net	10,751	10,959	11,203	11,382	10,985	(397)	234
Other income	3,833	4,012	4,198	4,478	4,484	6	651
Total revenue	132,016	135,378	133,484	140,878	141,659	781	9,643
Expenses
Provision for credit losses	60,786	47,668	52,551	50,930	68,885	(17,955)	(8,099)
Personnel	34,669	38,597	36,419	39,832	42,024	(2,192)	(7,355)
Occupancy	5,997	6,288	6,158	6,315	6,268	47	(271)
Marketing	4,239	3,379	3,844	4,077	4,474	(397)	(235)
Other	10,238	11,059	10,475	11,880	12,030	(150)	(1,792)
Total general and administrative	55,143	59,323	56,896	62,104	64,796	(2,692)	(9,653)
Interest expense	14,855	16,782	16,224	16,947	17,510	(563)	(2,655)
Income before income taxes	1,232	11,605	7,813	10,897	(9,532)	(20,429)	(10,764)
Income taxes	(1,159)	2,916	1,790	2,077	(1,958)	4,035	799
Net income (loss)	$2,391	$8,689	$6,023	$8,820	$(7,574)	$(16,394)	$(9,965)
Net income (loss) per common share:
Basic	$0.26	$0.93	$0.64	$0.94	$(0.80)	$(1.74)	$(1.06)
Diluted	$0.25	$0.90	$0.63	$0.91	$(0.80)	$(1.71)	$(1.05)
Weighted-average shares outstanding:
Basic	9,199	9,325	9,399	9,429	9,437	(8)	(238)
Diluted	9,411	9,622	9,566	9,650	9,437	213	(26)

	Balance Sheet Quarterly Trend
	4Q 22	1Q 23	2Q 23	3Q 23	4Q 23	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,724,987	$1,701,114	$1,723,616	$1,765,340	$1,794,527	$29,187	$69,540
Net finance receivables	$1,699,393	$1,676,230	$1,688,937	$1,751,009	$1,771,410	$20,401	$72,017
Allowance for credit losses	$178,800	$183,800	$181,400	$184,900	$187,400	$2,500	$8,600
Debt	$1,355,359	$1,329,677	$1,344,855	$1,372,748	$1,399,814	$27,066	$44,455

	Other Key Metrics Quarterly Trend
	4Q 22	1Q 23	2Q 23	3Q 23	4Q 23	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	28.5%	28.5%	28.2%	29.0%	28.8%	(0.2)%	0.3%
Efficiency ratio (1)	41.8%	43.8%	42.6%	44.1%	45.7%	1.6%	3.9%
Operating expense ratio (2)	13.4%	14.0%	13.6%	14.4%	14.8%	0.4%	1.4%
30+ contractual delinquency	7.1%	7.2%	6.9%	7.3%	6.9%	(0.4)%	(0.2)%
Net credit loss ratio (3)	15.0%	10.1%	13.1%	11.0%	15.1%	4.1%	0.1%
Book value per share	$32.41	$33.06	$32.71	$33.61	$33.02	$(0.59)	$0.61

(1) General and administrative expenses as a percentage of total revenue.

(2) Annualized general and administrative expenses as a percentage of average net finance receivables.

(3) Annualized net credit losses as a percentage of average net finance receivables.

	Averages and Yields
	FY 23		FY 22
	Average Net Finance Receivables	Average Yield	Average Net Finance Receivables	Average Yield
Small loans	$462,116	35.6%	$456,141	35.2%
Large loans	1,242,529	26.1%	1,063,365	27.1%
Retail loans	6,522	17.3%	10,737	17.9%
Total interest and fee yield	$1,711,167	28.6%	$1,530,243	29.5%
Total revenue yield	$1,711,167	32.2%	$1,530,243	33.1%

	Components of Increase in Interest and Fee Income
	FY 23 Compared to FY 22
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$2,101	$2,123	$28	$4,252
Large loans	48,611	(11,322)	(1,907)	35,382
Retail loans	(753)	(60)	23	(790)
Product mix	3,346	(3,673)	327	—
Total increase in interest and fee income	$53,305	$(12,932)	$(1,529)	$38,844

	Loans Originated (1)
	FY 23	FY 22	FY $ Inc (Dec)	FY % Inc (Dec)
Small loans	$606,412	$653,155	$(46,743)	(7.2)%
Large loans	928,499	979,557	(51,058)	(5.2)%
Retail loans	146	8,596	(8,450)	(98.3)%
Total loans originated	$1,535,057	$1,641,308	$(106,251)	(6.5)%

(1) Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	FY 23	FY 22
Net credit losses	$211,434	$165,615
Percentage of average net finance receivables	12.4%	10.8%
Provision for credit losses	$220,034	$185,115
Percentage of average net finance receivables	12.9%	12.1%
Percentage of total revenue	39.9%	36.5%
General and administrative expenses	$243,119	$222,528
Percentage of average net finance receivables	14.2%	14.5%
Percentage of total revenue	44.1%	43.9%

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and the funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	4Q 23
Debt	$1,399,814
Total stockholders' equity	322,273
Less: Intangible assets	15,846
Tangible equity (non-GAAP)	$306,427
Funded debt-to-equity ratio	4.3	x
Funded debt-to-tangible equity ratio (non-GAAP)	4.6	x